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                                 Exhibit 10.1.2

                             ACTIVEWORLDS.COM, INC.

                     RESTATED 1999 LONG-TERM INCENTIVE PLAN

Preamble. Activeworlds.com, Inc., a corporation incorporated under the laws of the State of Delaware (the "Corporation"), hereby adopts the following restated incentive plan to be known as the Activeworlds.com, Inc. Restated 1999 Long-Term Incentive Plan (the "Plan"). This Plan supercedes and replaces the Activeworlds.com, Inc. 1999 Long-Term Incentive Plan.

Section I. Purpose of the Plan. The purposes of the Plan are (i) to associate more closely the interests of certain key contributors to the success of the Corporation with those of the Corporation's stockholders by encouraging stock ownership, (ii) to provide long-term incentives and rewards to those persons who are in a position to contribute to the long-term success and growth of the Corporation and its subsidiaries, and (iii) to assist the Corporation and its Affiliates (as hereinafter defined) in retaining and attracting key employees, independent contractors, directors and other service providers. Awards under the Plan may be made to employees of the Corporation and its Affiliates, and other key service providers or consultants to the Corporation and its Affiliates.

Section II.  Administration.

         a. The Committee. The Plan shall be administered by a committee appointed by the Board of Directors of the Corporation (the "Committee"). The Committee shall be composed of members who (i) to the extent necessary to comply with Rule 16b-3 as promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") are "Non-Employee Directors" within the meaning of Rule 16b-3 and (ii) to the extent any option granted hereunder is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (the "Code"), constitute "outside directors" within the meaning of Section 162(m) of the Code. Such Committee shall consist of not less than two members of the Corporation's Board of Directors. The Board of Directors may, from time to time, remove members from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Board of Directors. The Committee shall select one of its members as Chairman, and shall hold meetings at such times and places as it may determine. A majority of the Committee at which a quorum is present, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee.

         b. Authority and Discretion of Committee. Subject to the express provisions of the Plan and provided that all actions taken shall be consistent with the purposes of the Plan, the Committee shall have full and complete authority and the sole discretion to: (i) select the individuals to whom awards shall be granted under the


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             Plan (the "Participants"); (ii) determine the size and the form of the award or awards to be granted to any Participant; (iii) determine the time or times such awards shall be granted; (iv) establish the terms and conditions upon which such awards may be exercised and/or transferred; (v) alter any restrictions; (vi) interpret and construe provisions of the Plan or of any award granted under it; and (vii) adopt such rules and regulations, establish, define and/or interpret any other terms and conditions, and make all other determinations (which may be on a case-by-case basis) deemed necessary or desirable for the administration of the Plan. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any stock option or other award granted under it.



         c. If at any time no Committee shall be in office, the Board of Directors shall perform the functions of the Committee.

Section III. Awards. Awards under the Plan may include any or all of the following, as described and defined herein: Stock Options, including Incentive Stock Options and Nonqualified Stock Options, Stock Appreciation Rights, Restricted Share Awards and Performance Shares.

         a. Stock Options. Stock options ("Stock Options") are rights to purchase shares of common stock $0.001 par value of the Corporation ("Common Stock") at a stated price (determined by the Committee) on the date of grant for a predetermined period of time.

             i. The Committee may grant Stock Options either alone or in conjunction with Stock Appreciation Rights as described in paragraph d. below. It shall determine the number of shares of Common Stock to be covered by each such Stock Option.

             ii. The Committee will determine the conditions of Stock Option exercise as well as the conditions upon which Stock Options shall lapse, but in no event may any portion of a Stock Option be exercisable later than ten (10) years from the date of the grant.

             iii. The Committee may provide for acceleration of Stock Option exercise in case of the acquisition of a significant portion of the assets or a significant change in ownership of the Corporation.

             iv. The exercise price of any Stock Option shall be no less than the Fair Market Value of the Common Stock on the date such Stock Option is granted, shall be determined by the Committee, and shall be paid in full upon exercise, either (a) in cash, (b) by delivery of shares of Common Stock (valued at their Fair Market Value on the date of purchase, as defined in Section
                          IV) or (c) a combination of cash and Common Stock.

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                          In addition, the Committee may provide for the
                          cashless exercise of Stock Options.

         b. Incentive Stock Options. Any Stock Option designated by the Committee as an "Incentive Stock Option" is intended to qualify as an "incentive stock option" within the meaning of Subsection 422
             (b) of the Code and shall satisfy, in addition to the conditions of
             Section III.a. hereof, the conditions set forth in this Section III.b.

             i. Incentive Stock Options may only be granted to common law employees of the Corporation or its subsidiaries.

             ii. On the date on which an Incentive Stock Option is granted, the exercise price per share provided for in such Incentive Stock Option will not be less than the Fair Market Value of one share of the stock for which such Incentive Stock Option may be exercised, provided however, that an Incentive Stock Option may only be granted to an individual who, on the date of grant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation or of any Affiliate (a "Ten Percent Owner") if, on the date such Incentive Stock Option is granted, the exercise price per share provided for in such option granted to a Ten Percent Owner is at least 110 percent of the Fair Market Value of one share of the stock for which such Incentive Stock Option may be exercised.

             iii. An Incentive Stock Option may only be exercised during the ten (10) year period following the date such Incentive Stock Option is granted, provided however, that an Incentive Stock Option may only be granted to a Ten Percent Owner if such Incentive Stock Option by its terms is not exercisable after the expiration of the five (5) year period following the date such Incentive Stock Option is granted.

             iv. To the extent that the aggregate Fair Market Value of stock with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year under all option plans maintained by the Corporation or any Affiliate exceeds $100,000, such excess shall be treated as Nonqualified Stock Options and not as Incentive Stock Options.

         c. Nonqualified Stock Options. Any Stock Option designated by the Committee as a "Nonqualified Stock Option" is intended to qualify as a "non-statutory stock option" within the meaning of Section 83 of the Code and shall satisfy the conditions of Section III.a. Nonqualified Stock Options may be granted to (i) individuals who are key employees (including officers and directors who are also key employees) of the Corporation or any Affiliate, (ii) Directors who are not otherwise employees of the Corporation or an Affiliate; or (iii) employees and other persons who are consultants to or otherwise perform services to or for the

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             benefit of the Corporation, any Affiliate, or any Affiliate
             (whether or not a member of the Corporation's consolidated group), all as the Committee shall determine from time to time.

         d. Stock Appreciation Rights. "Stock Appreciation Rights" are rights to receive cash and/or Common Stock in lieu of the purchase of shares under a related Stock Option. The Committee may grant Stock Appreciation Rights to any recipient of a Stock Option either at the time of the grant of the Stock Option or subsequently, by amendment to such grant. All Stock Appreciation Rights shall be granted under and subject to the following terms and conditions, and such other terms and conditions as the Committee may establish:

             i. Each Stock Appreciation Right shall be exercisable at the same times and with regard to the same number of shares as the related Stock Option is exercisable.

             ii. Each Stock Appreciation Right shall entitle the holder thereof to surrender to the Corporation a portion of or all of the unexercised, but exercisable, related Stock Option, and to receive with respect to each share of Common Stock represented by such surrendered portion cash and/or shares of Common Stock of a value equal to the amount by which the Fair Market Value of each such share on the date of exercise exceeds the exercise price provided in the related Stock Option. The recipient shall not be required to pay the Stock Option exercise price upon surrender of the Stock Option or exercise of the related Stock Appreciation Right.

             iii. Each surrender of a portion of or all of a Stock Option upon the exercise of a Stock Appreciation Right shall cause a share for share reduction in the number of shares of Common Stock covered by the related Stock Option.

             iv. Notwithstanding any other provision of the Plan, the Committee may, from time to time, determine the maximum amount of cash or stock which may be paid or issued upon exercise of Stock Appreciation Rights (a) in any year and/or (b) to any particular Participant. In no event, however, may the cash portion of such payment exceed 50% of the total amount due. Any other limitation on payments may be changed by the Committee from time to time, provided that no such change shall require the holder to return to the Corporation any amount theretofore received upon the exercise of Stock Appreciation Rights.

         e. Restricted Stock Awards. "Restricted Stock Awards" are grants of Common Stock to a Participant subject to the restrictions described in the following subsections.


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             i.           The Committee may award Restricted Stock alone or in
                          conjunction with Performance Shares as described in paragraph f. below. The Committee shall further determine the number of shares of Restricted Stock to be awarded.

             ii. Restricted Stock may be subject to such terms and conditions as the Committee may determine which may include, without limitation, a provision that the Restricted Stock will be forfeited unless the recipient remains in the employ of the Corporation or an Affiliate for a minimum period of time, or a provision that the Restricted Stock will be forfeited unless the Corporation or an Affiliate achieves specified earnings, sales or other performance-based goals. In addition, the Committee may condition the grant of Restricted Stock on the agreement of the recipient to make an election to disregard the risk of forfeiture of the Restricted Stock pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended. The period during which any Restricted Stock remains subject to forfeiture shall be determined by the Committee but shall not be less than one (1) year nor more than ten (10) years. Upon the satisfaction of any vesting requirement specified in the grant of the Restricted Stock, such Restricted Stock will cease to be Restricted Stock and, other than restrictions, if any, imposed by federal or state securities or similar laws, shall be freely transferable by the owner.

             iii. Restricted Stock may not be sold, transferred or otherwise disposed of, pledged, or otherwise encumbered.

             iv. In the event a recipient of Restricted Stock is an employee whose employment is terminated for any reason except death, retirement or permanent disability, any Restricted Stock he or she holds shall be delivered to the Corporation without compensation and on such other terms identified in the restricted stock grant within 30 days following such termination and shall be deemed void for all corporate purposes.

             v. Upon the occurrence of the earlier of the death, retirement, or permanent disability of the recipient of a Restricted Stock Award, the restrictions against disposition of shares as to which such restrictions have not otherwise lapsed shall immediately lapse.

             vi.          In addition to the terms provided in paragraph e.ii.
                          above, the Committee may, in its discretion, provide that any forfeitable Restricted Stock shall become nonforfeitable upon the acquisition of a significant portion of the assets or upon any significant change of ownership of the Corporation.


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             vii.         Certificates issued in respect of Restricted Stock
                          granted under the Plan shall be registered in the name of the recipient but shall bear the following legend:

                                       "The transferability of this certificate and the shares of stock represented hereby is restricted and the shares are subject to the further terms and conditions contained in the
                                       Activeworlds.com, Inc. 1999 Long-Term
                                       Incentive Plan. Copies of said plan are
                                       on file in the office of the Treasurer of Activeworlds.com, Inc. at its offices in Newburyport, Massachusetts."

             viii. In order to enforce the restrictions, terms and conditions on Restricted Stock, each recipient thereof shall, immediately upon receipt of a certificate or certificates representing such shares, deposit such certificates, together with stock powers and other instructions of transfer as the Committee may require, appropriately endorsed in blank, with the Corporation as escrow agent under an escrow agreement in such form as shall be determined by the Committee.

         f. Performance Shares. Performance Shares are rights to payment in cash of an amount equal to the Fair Market Value of the Corporation's Common Stock on the date the restrictions lapse on an accompanying Restricted Stock Award. The Committee may grant Performance Shares to a recipient of Restricted Stock either at the time of the award of the Restricted Stock or subsequently by amendment of such award. Any number of Performance Shares, up to an amount equal the number of shares of the accompanying Restricted Stock Award, may be granted by the Committee.

         g. Special Rules for Awards to Covered Employees. The Committee may, in its sole discretion, grant to any Covered Employee (as defined below) any Stock Option for which the exercise price of a share of the stock for which such option is granted is equal to or greater than the Fair Market Value of a share of such stock on the date such Stock Option is granted with the intent that such award qualifies as "performance-based compensation" under Section 162(m) of the Code, or any successor provision thereto (a "162(m) Award"). In the event the Corporation is a "publicly held corporation" as defined in Section 162 (m) (2) of the Code, awards to Covered Employees (as defined below) shall be made only in compliance with that intent and with all of the following conditions:

             i. Only the Committee shall have authority to make 162(m) Awards to Covered Employees;


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             ii.          No more than One Thousand (1,000) shares of the
                          Corporation's Common Stock shall be included in 162(m) Awards made to any Covered Employee in any calendar year;

             iii. In connection with his or her initial employment, an employee may be granted options to purchase up to an additional One Hundred (100) shares, which shall not count against the limit set forth in subsection ii. above;

             iv. The foregoing limitations shall be adjusted proportionately in connection with any change in the Corporation's capitalization as described in Section V;

             v. If an option granted in connection with a 162(m) Award is canceled in the same fiscal year of the Corporation in which it was granted (other than in connection with a transaction described in Article 6(g)), the canceled option shall be counted against the limits set forth in subsections (ii) and (iii) above. For this purpose, if the exercise price of an option is reduced, the transaction will be treated as a cancellation of the option and the grant of a new option;

             vi. Amounts earned in connection with 162(m) Awards shall be based upon the attainment of performance objectives established by the Committee in accordance with
                          Section 162(m). Such performance objectives may vary by optionee and by award and shall be based upon the attainment of specific amounts of, or changes in one or more of the following: Fair Market Value of the Corporation's common stock, revenues, earnings, shareholders' equity, return on equity, assets, return on assets, capital, return on capital, book value, economic value added, operating margins, cash flow, shareholder return, expenses or market share. The Committee may provide that in measuring the achievement of the performance objectives, a 162(m) Award may include or exclude items such as realized investment gains and losses, extraordinary, unusual or non-recurring items, asset write-downs, effects of accounting charges, currency fluctuations, acquisitions, divestitures, reserve-strengthening and other non-operating items; and

             vii. For the purposes of this Plan, the term "Covered Employee" is defined in Section 162(m)(3) of the Code and generally includes (a) the Corporation's Chief Executive Officer who is serving on the last day of the taxable year (the "CEO") and (b) the four (4) most highly compensated employees of the Corporation other than the CEO whose compensation is required to be reported to the Corporation's shareholders under the Securities Exchange Act of 1934.

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Section IV.  Miscellaneous Provisions.

1. Rights of Recipients of Awards. The holder of Stock Appreciation Rights or any Stock Option granted under this Plan shall have no rights as a stockholder of the Corporation with respect thereto unless and until certificates for shares are issued. The holder of a Restricted Stock Award will be entitled to receive any dividends on such shares in the same amount and at the same time as they are declared on shares of Common Stock of the Corporation and shall be entitled to vote such shares as a stockholder of record.

         a. Assignment of Options and Stock Appreciation Rights. No stock Option or Stock Appreciation Right or any rights or interests of the recipient therein shall be assignable or transferable by such recipient except by will or the laws of descent and distribution. During the lifetime of the recipient, such Stock Option or Stock Appreciation Right shall be exercisable only by, or payable only to, the recipient thereof.

         b. Further Agreements. All Stock Options, Stock Appreciation Rights, Restricted Stock Awards, and Performance Share Awards granted under this Plan shall be evidenced by agreements in such form and containing such terms and conditions (which must be consistent with this Plan) as the Committee may require.

         c. Replacement Options and Stock. Upon cancellation of an outstanding Stock Option or the forfeiture of Restricted Stock, replacement Stock Options or replacement Restricted Stock may be issued in an amount and with such terms as the Committee may determine.

         d. Legal and Other Requirements. No shares of Common Stock shall be issued or transferred upon exercise of any award under the Plan unless and until all legal requirements applicable to the issuance or transfer of such shares and such other requirements as are consistent with the Plan have been complied with to the satisfaction of the Committee. The Committee may require that, prior to the issuance or transfer of Common Stock hereunder, the recipient thereof shall enter into a written agreement to comply with any restrictions on subsequent disposition that the Committee or the Corporation deem necessary or advisable under any applicable law, regulation or official interpretation thereof. Certificates of stock issued hereunder may be legended to reflect such restrictions.

         e. Withholding of Taxes. Pursuant to applicable Federal, state, local, or foreign laws, the Corporation may be required to collect income or other taxes upon the grant of certain awards, the exercise of an option, or Stock Appreciation Right, or the lapse of restrictions on a Restricted Stock Award. The Corporation may deduct applicable taxes from payments made under the Plan, or require, as a condition to such award, or to the exercise of an option or Stock Appreciation Right, that the recipient pay the Corporation, at such time as the Committee or the

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                  Corporation determines, the amount of any taxes which the
                  Committee or the Corporation, in their discretion, determines are required to be withheld.

         f. Right to Awards. No employee of the Corporation or other person shall have any claim or right to be a Participant in this Plan or to be granted an award hereunder. Neither this Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ of the Corporation. Nothing contained hereunder shall be construed as giving any Participant or any other person any equity or interest of any kind in any assets of the Corporation or creating a trust of any kind or a fiduciary relationship of any kind between the Corporation and any such person. As to any claim for any unpaid amounts under the Plan, any Participant or any other person having a claim for payments shall be an unsecured creditor.

         g. Fair Market Value The "Fair Market Value" of Common Stock shall be (x) if the Common Stock of the Corporation is listed on a national stock exchange or traded in the over-the-counter market, the closing price reported on the day immediately preceding the date of grant, (y) if the Common Stock is not listed on a national stock exchange or traded in the over-the-counter market but a private sale of Common Stock has taken place within the 60 days preceding a grant or award, the sales price per share in such private sale, unless the Board of Directors determines in good faith that such price does not accurately reflect the value of the Common Stock or (z) in any other case, the value determined by the Board of Directors in good faith.

         h. Permanent Disability. A Participant shall be deemed to have a "Permanent Disability" if, for physical or mental reasons, the Participant is prevented from performing the Participant's duties for 60 consecutive days, or 120 days during any twelve-month period. A Permanent Disability shall be determined by the Board of Directors in consultation with a medical doctor selected by it. The Participant shall submit to a reasonable number of examinations by the medical doctor making the determination of Disability, and the Participant shall authorize the disclosure and release to the Corporation of such determination and all supporting medical records. If the Participant is not legally competent, the Participant's legal guardian or duly authorized attorney-in-fact shall act in the Participant's stead for the purposes of submitting the Participant to the examinations, and providing the authorization of disclosure, required hereunder.

         i. Retirement. "Retirement" shall mean any date on which an employee terminates employment with the Corporation on or after attaining age 62.

         j. Indemnity. Neither the Board of Directors nor the Committee, nor any members of either, nor any employees of the Corporation or any Affiliate, shall be liable for any act, omission, interpretation, construction or determination made in good faith

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                  in connection with their responsibilities with respect to the
                  Plan. The Corporation hereby agrees to indemnify the members of the Board of Directors, the members of the Committee, and the employees of the Corporation and its subsidiaries with respect to any claim, loss, damage, or expense (including counsel fees) arising from any such act, omission, interpretation, construction or determination to the full extent permitted by law.

2. Affiliate. For the purposes of this Plan, the term "Affiliate" means, with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person. As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. The term "Person" means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization. An entity which is included with the "affiliated group" of the Corporation as defined by Section 1504 of the Code, or an entity which is consolidated with the Corporation for financial reporting purposes, shall in any case be considered an "Affiliate" as defined herein.

Section V. Amendment and Termination; Adjustments Upon Changes in Stock. The Board of Directors of the Corporation may at any time, and from time to time, amend, suspend or terminate the Plan in whole or in part; provided, however, that the Board of Directors may not materially increase the benefits accruing to participants under the Plan, increase the number of shares of Common Stock reserved for purposes of the Plan, or materially modify the requirements as to eligibility for participation in the Plan without further approval by the affirmative vote of at least a majority of the holders of the outstanding shares of Common Stock. Except as provided herein, no amendment, suspension or termination of the Plan may affect the rights of a participant to whom an award has been granted without such participant's consent. In the event of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in the Corporation's corporate structure, appropriate adjustments may be made by the Committee or by the Board of Directors of the Corporation (or, if the Corporation is not the surviving corporation in any such transaction, by the Board of Directors of the surviving corporation) in the aggregate number of shares available for award under the Plan, and in the aggregate number and kind of shares and the price per share subject to outstanding Stock Options, Stock Appreciation Rights, Restricted Stock Awards or Performance Share Awards.

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Section VI.  Shares of Stock Available. The aggregate number of Stock Options and Restricted Stock Awards under the Plan is One Million (1,000,000) shares of the capital stock of the Corporation on a fully-diluted basis, assuming full exercise of all options and conversion of all convertible shares.(1) The total number of Stock Options and Restricted Stock Awards which may be issued hereunder will be reduced (i) upon the exercise of an option, by the number of shares for which such option is exercised; (ii) upon the exercise of a Stock Appreciation Right, by the number of shares covered by the option canceled upon such exercise; and (iii) by the number of shares which are released due to the lapse of restrictions in case of a Restricted Stock Award. The grant and payment of Performance Shares shall not affect the number of shares of Common Stock subject to the Plan. Any shares subject to an option hereunder that for any reason is canceled (other than because of the exercise of an attached Stock Appreciation Right) or expires unexercised or shares reacquired because restrictions do not lapse on Restricted Stock Awards will be available for further awards. Shares of Common Stock to be delivered under the Plan may be authorized, but unissued shares or shares reacquired on the open market.

Section VII. Effective Date and Term of the Plan. Subject to shareholder approval, the effective date of the Plan is January 21, 1999, and awards under the Plan may be made for a period of ten (10) years commencing on such date. The period during which an option or other award may be exercised may extend beyond that time as provided herein.

         This Plan was adopted by the directors of the Corporation by written consent on May 24, 2000.




                                            Richard F. Noll, President







--------
(1) The aggregate number of Stock Options and Restricted Stock Awards under the Plan was reduced from one million (1,000,000) shares of the capital stock of the Corporation on a fully-diluted basis to six hundred and sixty-six thousand and six hundred and sixty-seven (666,667) shares pursuant to the two-for-three reverse stock split effective April 8, 2000. The aggregate number of Stock Options and Restricted Stock Awards under the Plan is increased to one million six hundred sixty six thousand and six hundred sixty seven (1,666,667) shares of the capital stock of the Corporation on a fully-diluted basis, assuming full exercise of all options and conversion of all convertible shares.


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